Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dcurtin@weismarkets.com

Twitter: @WMKSpokesman

WEIS MARKETS REPORTS 4TH QUARTER RESULTS

Sunbury, PA (March 13, 2018) – Weis Markets Inc. (NYSE:WMK) today reported its fourth quarter and year-end results for fiscal 2017.

The Company’s fourth quarter sales increased 2.2 percent while comparable store sales were up 1.2 percent when adjusted for the extra week in 2016.

During the thirteen-week period ended December 30, 2017, the Company’s fourth quarter sales were $883.7 million compared to $925.1 million for the fourteen-week period ended on December 31, 2016.  The Company’s net income increased 54.7 percent to $63.7 million while earnings per share totaled $2.37 primarily driven by a $49.3 million decrease in deferred income tax due to the U.S. Government enacting the Tax Cuts and Jobs Act (Tax Reform).

Fourth quarter operating income was $22.3 million compared to $27 million for the same period in 2016.  Approximately, $1.8 million of the difference was due to the additional week in 2016.  The remainder of the difference in operating income was due to the Company’s promotional programs and price investments; continued retail deflation combined with cost inflation and assimilation of 44 stores acquired in 2016.

“In 2017, we achieved record sales of $3.5 billion and generated our 15th consecutive quarter of increased comparable store sales. During this time, we also worked to efficiently integrate 44 newly acquired stores,” said Jonathan Weis, Weis Markets Chairman and Chief Executive Officer. “We have done much to position our company for future profitable sales growth.”

2017 Year-to-Date Results

The Company’s 2017 sales increased 12.8 percent while comparable store sales increased 1.5 percent when adjusted for the extra week in 2016.

For the 52-week period ending on December 30, 2017, the Company’s sales increased 10.5 percent to $3.5 billion compared to $3.1 billion for the 53-week period in 2016. Year-to-date net income increased 12.9 percent to $98.4 million, while earnings per share increased 13.0 percent to $3.66 compared to $3.24 in 2016. As previously noted, the increase in net income was driven by a $49.3 million decrease in deferred income tax due to the enacted Tax Reform. In 2016 fourth quarter, the Company recognized a one-time gain of $23.9 million on the purchase of the 38 Food Lion, LLC stores.

The Company attributes its comparable sales increases in 2017 to continuing price investments, disciplined sales promotions and enhanced customer experience.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 205 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, Virginia and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof.  The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

FOURTH QUARTER - 2017
(Unaudited)

	13 Weeks	14 Weeks
	Period Ended	Period Ended	Increase
	December 30, 2017	December 31, 2016	(Decrease)
Net sales	$883,748,000	$925,097,000	(4.5)%

Gain on Bargain Purchase	---	23,879,000	(100.0)%
Income before provision for income taxes	$22,967,000	$51,386,000	(55.3)%
Provision for income taxes	(40,687,000)	10,246,000	(497.1)%
Net income	$63,654,000	$41,140,000	54.7%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$2.37	$1.52	$0.85

	52 weeks	53 weeks
	Period Ended	Period Ended	Increase
	December 30, 2017	December 31, 2016	(Decrease)
Net sales	$3,466,807,000	$3,136,720,000	10.5%

Gain on Bargain Purchase	---	23,879,000	(100.0)%
Income before provision for income taxes	$79,023,000	$124,661,000	(36.6)%
Provision for income taxes	(19,391,000)	37,499,000	(151.7)%
Net income	$98,414,000	$87,162,000	12.9%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$3.66	$3.24	$0.42